JPMorgan Funds - JPMorgan Trust II
Rule 10f-3 Transactions
For the period from May 1, 2017 to October 31, 2017

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan International Research Enhanced Equity Fund
Account Number 7/26/2095
Trade Date 6/13/2017
Issuer Renesas Electronics Corp.
CUSIP/ Sedol 6635677
Shares 464,900
Offering Price $825 JPY
Spread $0.01
Cost $383,542,500 JPY
Dealer Executing Trade Daiwa Securities Co. Ltd.
% of Offering* 0.57%
Syndicate DAIWA, JPM, ML, MITSUBISHI, MIZUHO, MS, NOMURA